                                                                     EXHIBIT 5.1

                                  July 2, 1998



BEA Systems, Inc.
385 Moffett Park Drive
Sunnyvale, CA  94089-1208

Ladies and Gentlemen:

     At your request, we have examined the Registration Statement on Form S-3 filed by BEA Systems, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission on July 2, 1998 (the "Registration Statement") relating to the registration under the Securities Act of 1933, as amended, of up to 560,704 shares of the Company's common stock, $.001 par value (the "Stock"), being offered by certain selling stockholders specified therein (the "Selling Stockholders").

     As counsel to the Company, we have examined the proceedings taken by the Company and the Selling Stockholders in connection with the sale by the Selling Stockholders of up to 560,704 shares of Stock.

     It is our opinion that the 560,704 shares of Stock that may be sold are legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement, the prospectus constituting a part thereof and any amendments thereto.

                              Very truly yours,



                              /s/   Morrison & Foerster LLP